Exhibit 99.4

PARTICIPATION NOTICE
MPG OFFICE TRUST, INC. RETENTION BONUS PLAN

[Date]

Dear [_________]:
In connection with your employment by MPG Office Trust, Inc. and its direct and indirect subsidiaries (collectively, the “Company”), the Company has determined that you will be eligible to receive a retention bonus in an amount equal to $[_____] (the “Retention Bonus”) under the MPG Office Trust, Inc. Retention Bonus Plan (the “Plan”), a copy of which is being provided to you with this Participation Notice.
1.    Incorporation by Reference. The Retention Bonus described in this Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice. All capitalized terms used but not defined in this Participation Notice shall have the definitions provided in the Plan. In the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern.
2.    Applicable Law. This Participation Notice and the Plan shall be construed, interpreted and the rights of you and the Company determined in accordance with the laws of the State of California (without regard to conflict of law principles that would result in the application of any law other than the law of the State of California).
Please confirm your acceptance of the Retention Bonus award on the terms and conditions set forth in the Plan and this Participation Notice by signing the acknowledgment below and returning this Participation Notice to:

MPG Office Trust
355 S. Grand Ave., Suite 3300
Los Angeles, CA 90071
Attention: General Counsel

[Signature page follows]

If you have any questions regarding the foregoing, please contact Chris Norton, Executive Vice President, General Counsel, at [telephone number].

Sincerely,

MPG OFFICE TRUST, INC.

By: ____________________
Name: Christopher M. Norton
Title: Executive Vice President, General Counsel

ACKNOWLEDGMENT:

I hereby acknowledge receipt of the Plan, a copy of which has been provided to me with this Participation Notice, and represent that I am familiar with the terms and provisions thereof. I hereby accept this Retention Bonus award subject to all of the terms and provisions of the Plan and this Participation Notice. I have reviewed the Plan and this Participation Notice in their entirety. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Participation Notice.

By:    ____________________
[Name]

Date:    ____________________

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